EXHIBIT 23.1



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50254, Form S-8 No. 333-60583 and Form S-3 No. 333-50252)
pertaining to the Amended and Restated 1997 Stock Incentive Plan, the Employee Stock Purchase Plan, the Incentive Stock Option and Nonqualified Stock Option Plan-1994, the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan-1991, the Employment Agreement, dated December 1, 1991, as amended, and the Employment Agreement, dated March 28, 1994, by and between the Registrant and Richard S.F. Lehrberg, as amended, of our report dated March 18, 2002, with respect to the consolidated financial statements and schedule of Interplay Entertainment Corp. (a majority owned subsidiary of Titus Interactive S.A.) and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001.



/S/ ERNST & YOUNG LLP

Orange County, California
April 12, 2002